FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Third Quarter FY 2010 Financial Results:
30% Reduction in Operating Expenses and 36% Increase in
Product Revenue

Recently Achieved Milestones:

•	January 2010—Launched New Product for US Hospital/Surgery Center Markets (Microcyn® Solution with Preservatives for Management of Post-Surgical Wounds)

•	October 2009—Launched New Advanced Wound Care Product for Podiatric/Wound Care Clinic Markets (Professional Microcyn® Skin & Wound HydroGel)

•	October 2009—Launched Two New Advanced Wound Care Products for Over-The-Counter Markets (OTC Microcyn® Skin and Wound Care with Preservatives/OTC Microcyn Skin and Wound HydroGel)

•	November 2009—Received Two Regulatory Approvals to Market Animal Health Product, Vetericyn™ in China and Taiwan

2010 Milestones:

•	Q1, 2010—FDA 510(k) Clearance and Launch of New Product for Dermatology Market (Microcyn® Dermatology HydroGel)

•	Q1/Q2, 2010—Partner Secures FDA 510(k) Clearance for Two Microcyn-based Professional Dental Products with Q3 Launch

•	Q3/Q4, 2010—FDA 510(k) Clearance and Launch of Second Product for Dermatology Market (Microcyn Dermatology HydroGel for Atopic Dermatitis)

•	Q3/Q4, 2010—FDA 510(k) Clearance and Launch of New Product for Allergy Market (Microcyn HydroGel Allergy Prevention)

•	Q4, 2010— Two Additional 510(k) Filings for Professional Wound Care Market (Microcyn Antimicrobial Solution/Microcyn Antimicrobial HydroGel)

Conference Call Begins at 4:30 p.m. (ET) Today

PETALUMA, Calif. (February 4, 2010) – Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial and operating results for the third quarter of fiscal year 2010, ended December 31, 2009. Oculus reported total revenue of $1.6 million in the third quarter of fiscal 2010, compared to $1.2 million in the third quarter of fiscal 2009. The worldwide product revenue growth was 36%, with increases in the United States, Europe, India, Mexico and Singapore. During the nine months of the fiscal year, the product revenue growth adjusted for the drop in the peso was 51% while the dollar revenue growth was 34%.

“2010 is Oculus’ coming out party, expanding from five existing FDA clearances in the wound care market to 11 FDA clearances to include multi-billion dollar markets such as oral, dermatology and allergy prevention. We recently announced a very exciting list of milestones for 2010, which included seven expected new FDA clearances—the first of which we anticipate this quarter for a new dermatology hydrogel that reduces itch and relieves pain—and seven new Microcyn-based product introductions in the United States, with the first—Microcyn Solution for post-surgical wounds—introduced this past week,” said Hoji Alimi, founder and CEO of Oculus. “We believe our business strategy of establishing the Microcyn footprint in multiple billion-dollar markets with market-savvy partners underwriting the cost of marketing and sales will build a sustainable revenue ramp while allowing us to keep our operating costs to a minimum and achieve faster profitability.”

Revenue in Mexico increased 10% over the prior year period. Sales of the 240-milliliter presentation, which is primarily sold to pharmacies in Mexico, increased 15% over the prior year to a monthly average of 33,000 units, with a combination of both unit growth and higher selling prices. Sales to hospitals decreased 4% as a result of lower unit sales, which was partially offset by higher average selling prices. The peso to U.S. dollar exchange rate had a negligible impact on the sales results when compared to the prior year period. Europe/ROW revenue increased $58,000, up 51% over the prior year period, due to higher sales in Europe, India and Singapore. Product revenue in the United States increased $223,000 with strong increases in human and animal wound care, mostly related to television advertising and sales initiatives sponsored by Innovacyn, Inc.

The gross margin on product revenue for the third quarter of fiscal 2010 was 46%, compared to 69% in the comparable quarter a year ago, with higher costs this quarter caused by multiple manufacturing sites in the United States, higher transportation costs for product shipped to Europe and an inventory write-down. The gross margins for Mexico were 80% for the third quarter compared to 77% for the same period last year.

Operating expenses in the third fiscal quarter of 2010 were $2.7 million, down $1.2 million or 30%, compared with $3.9 million in the third fiscal quarter of 2008. This decrease was mostly due to lower outside clinical costs, reduced staffing in the clinical, research and development and administration, and lower accounting and legal fees. Cash operating expenses for the third quarter were $2.5 million.

The gain on derivative instruments in the third fiscal quarter was $625,000, a non-cash gain. This gain was due to the required adoption on April 1, 2009 of a new accounting policy on treatment of warrants that contain anti-dilution provisions. In accordance with this new accounting policy, we were required to mark to market the fair value of our outstanding warrants that contain anti-dilution provisions.

The net loss for the fiscal 2010 third quarter was $1.3 million, or $0.05 per share, compared with the net loss for the fiscal 2009 third quarter of $3.3 million, or $0.21 per share. Non-cash stock-compensation expenses for the quarter were $236,000, compared with $200,000 in the same quarter last year. The net loss for the quarter minus all non-cash charges was $1.6 million.

As of December 31, 2009, Oculus had unrestricted cash and cash equivalents of $5.2 million, compared with $1.9 million as of March 31, 2009.

Outlook
Oculus expects to continue strong growth in sales of Microcyn Technology-based products over the coming years through international and domestic sales, although quarterly rates of growth are difficult to forecast accurately as the company’s international revenues are subject to currency fluctuations, medical and reimbursement approvals and the timing of sales during product launches.

Conference Call
Oculus management will hold a conference call today to discuss third quarter results and to answer questions, beginning at 4:30 p.m. Eastern Time. Individuals interested in participating in the conference call may do so by dialing 888-500-6949 for domestic callers or 719-325-2158 for international callers. Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing 888-203-1112 for domestic callers, or 719-457-0820 for international callers, and entering reservation code 8264501. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences
Oculus Innovative Sciences is a commercial biotechnology company that designs, produces and markets safe and effective tissue care products based upon the Microcyn® Technology platform, which significantly reduces the need for antibiotics while reducing infections and accelerating healing. The Microcyn Technology platform features a biocompatible, shelf-stable solution that is currently commercialized in the United States, Europe, India, China and Mexico and select Middle East countries under various country specific regulatory clearances and approvals. Several solutions derived from this platform have demonstrated, in a variety of research and investigational studies, the ability to treat a wide range of pathogens, including antibiotic-resistant strains of bacteria (including MRSA and VRE), viruses, fungi and spores, increase blood flow to the wound site and reduce pain while assisting in faster wound closure. The company’s headquarters are in Petaluma, California, with operations in Latin America. More information can be found at www.oculusis.com.

Forward-Looking Statements
Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial and technology progress and future financial performance. These forward-looking statements are identified by the use of words such as “expects,” “establishing,” “will,” “allowing,” and “continue,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended March 31, 2009. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements except as required by law.

Oculus Innovative Sciences, Microcyn, Vetericyn and Microdacyn60 are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Contact: Oculus Innovative Sciences, Inc.

Dan McFadden
Director of Public and Investor Relations
(425) 753-2105
dmcfadden@oculusis.com

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(unaudited)
	December 31,	March 31,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$5,158	$1,921
Accounts receivable, net	1,132	923
Inventory	563	340
Prepaid expenses and other current assets	396	758

Total current assets	7,249	3,942
Property and equipment, net	1,218	1,432
Other assets	109	73

Total assets	$8,576	$5,447

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$885	$1,565
Accrued expenses and other current liabilities	1,135	853
Current portion of long-term debt and capital lease obligations	64	261

Total current liabilities	2,084	2,679
Deferred revenue	352	425
Long-term debt and capital lease obligations, less current portion	121	—
Derivative liability	455	74

Total liabilities	3,012	3,178

Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized, 24,902,575and 18,402,820 shares issued and outstanding at September 30, 2009 and March 31, 2009, respectively.	2	2
Additional paid-in capital	124,093	113,803
Accumulated other comprehensive loss	(2,946)	(3,054)
Accumulated deficit	(115,585)	(108,482)

Total stockholders’ equity	5,564	2,269

Total liabilities and stockholders’ equity	$8,576	$5,447

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)
	For the Three Months		For the Nine Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
REVENUE
Product	$1,357	$999	$4,327	$3,218
Service	256	222	805	695

Total revenues	1,613	1,221	5,132	3,913

COST OF REVENUES
Product	736	313	1,864	1,197
Service	186	195	659	644

Total cost of revenues	922	508	2,523	1,841

Gross profit	691	713	2,609	2,072

OPERATING EXPENSES
Research and development	372	933	1,676	5,621
Selling, general and administrative	2,324	2,920	7,494	11,510

Total operating expenses	2,696	3,853	9,170	17,131

Loss from operations	(2,005)	(3,140)	(6,561)	(15,059)
Interest expense	(2)	(113)	(9)	(424)
Interest income	—	17	1	149
Gain (loss) on derivative instruments	625	—	(132)	—
Other income (expense), net	36	(84)	(79)	(97)

Net loss	$(1,346)	$(3,320)	$(6,780)	$(15,431)

Net loss per common share: basic and diluted	$(0.05)	$(0.21)	$(0.30)	$(0.97)

Weighted-average number of shares used in per common share calculations: Basic and diluted	24,647	15,924	22,272	15,924